BroadVision Announces Fourth Quarter 2018 Results

REDWOOD CITY, CA — March 29, 2019 — BroadVision, Inc. (Nasdaq: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its fourth quarter ended December 31, 2018. Revenues for the fourth quarter were $1.2 million, compared with revenues of $1.0 million for the third quarter ended September 30, 2018 and $1.5 million for the comparable quarter of 2017.

License revenue for the fourth quarter of 2018 was $0.7 million, compared with revenues of $0.5 million for the third quarter ended September 30, 2018 and $0.9 million for the comparable quarter of 2017. The fourth quarter license revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, Vmoso™ and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the fourth quarter of 2018, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $1.6 million, or $0.33 per basic and diluted share, as compared with GAAP net loss of $1.7 million, or $0.34 per basic and diluted share, for the third quarter of 2018 and GAAP net loss of $2.6 million, or $0.52 per basic and diluted share, for the comparable quarter of 2017.

Full-year 2018 revenues totalled $5.1 million, with a GAAP net loss of $7.0 million, or $1.40 per basic and diluted share, compared to 2017 revenues of $6.4 million and a GAAP net loss of $9.9 million, or $1.99 per basic and diluted share.

As of December 31, 2018, the Company had $2.6 million of cash and cash equivalents and short-term investments, compared to a combined balance of $4.3 million as of September 30, 2018 and $9.6 million as of December 31, 2017.

“During Q4 we completed preparations for the financing of and transfer of our Vmoso and Clearvale platforms to our subsidiary, Vmoso, Inc.”, says Dr. Pehong Chen, CEO.  "These transactions, completed early in Q1 2019, allow both companies to focus on serving our respective markets and customers better."

About BroadVision

Driving innovation since 1993, BroadVision (Nasdaq: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.  BroadVision solutions—including Vmoso for virtual, mobile, and social business collaboration, and Clearvale for enterprise social networking, both of which are now owned and being developed by BroadVision’s consolidated 19.9%-owned subsidiary, Vmoso, Inc. (“VMSO”)—are available globally in the cloud via the Web and mobile applications. Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, Vmoso, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. or VMSO in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future, including statements regarding BroadVision’s ability to enhance customers’ businesses and BroadVision’s and VMSO’s abilities to serve their respective markets and customers better following the VMSO transactions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include without limitation uncertainty regarding market acceptance of BroadVision’s and VMSO’s products and services, VMSO’s ability to sell Vmoso to its existing customers and new customers, BroadVision’s ability to provide reliable, scalable and cost-efficient Cloud-based offerings, BroadVision’s ability to effectively compete in its intensely competitive market and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs, requirements or preferences, and the other risks set forth in BroadVision’s most recent annual report on Form 10-K, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements except as required by law. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations.

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2018	2017
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$2,574	$9,560
Other current assets	1,168	2,176
Total current assets	3,742	11,736
Other non-current assets	111	243
Total assets	$3,853	$11,979
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$1,889	$4,087
Other non-current liabilities	563	583
Total liabilities	2,452	4,670
Total stockholders' equity	1,401	7,309
Total liabilities and stockholders' equity	$3,853	$11,979

BROADVISION, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenues:
Software licenses	$747	$862	$2,783	$3,467
Services	494	617	2,268	2,890
Total revenues	1,241	1,479	5,051	6,357
Cost of revenues:
Cost of software revenues	20	44	125	178
Cost of services	333	812	1,833	2,970
Total cost of revenues	353	856	1,958	3,148
Gross profit	888	623	3,093	3,209
Operating expenses:
Research and development	1,235	1,568	5,020	6,563
Sales and marketing	291	733	1,829	3,676
General and administrative	1,016	1,024	3,088	3,733
Total operating expenses	2,542	3,325	9,937	13,972
Operating loss	(1,654)	(2,702)	(6,844)	(10,763)
Other income (loss), net	(14)	107	(187)	752
Loss before income taxes	(1,668)	(2,595)	(7,031)	(10,011)
Benefit (provision) for income taxes	35	(7)	31	112
Net loss	(1,633)	(2,602)	(7,000)	(9,899)
Earnings per share, basic and diluted:
Basic and diluted net loss per share	$(0.33)	$(0.52)	$(1.40)	$(1.99)
Shares used in computing:
Weighted average shares-basic and diluted	4,999	4,990	4,997	4,975